Exhibit 5.1

Charles J. Bair

T: +1 858 550 6142

cbair@cooley.com

January 26, 2012

Trius Therapeutics, Inc.

6310 Nancy Ridge Dr, Suite 101

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by TRIUS THERAPEUTICS, INC., a Delaware corporation (the “Company”), of up to 9,890,000 shares of the Company’s common stock, par value $0.0001 (the “Shares”), including up to 1,290,000 shares of common stock that may be sold pursuant to the exercise of a 30-day option granted by the Company, pursuant to that certain Registration Statement on Form S-3 (No. 333-176621) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on September 1, 2011 and declared effective September 15, 2011, covering an aggregate of up to $100,000,000 of the Company’s securities, including common stock, preferred stock, debt securities, warrants, and/or units comprised of one or more of the foregoing securities (the “Registration Statement”), the prospectus dated September 15, 2011 included therein (the “Base Prospectus”), and the related prospectus supplement dated January 26, 2012 and filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Final Prospectus”). The Shares are to be sold by the Company as described in the Registration Statement and the Final Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Final Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Final Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Final Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Charles J. Bair
Charles J. Bair

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM